     Exhibit 99.1

     NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES A 58% INCREASE
IN SALES AND A 136% INCREASE IN INCOME FROM CONTINUING
OPERATIONS FOR SECOND QUARTER OF FISCAL 2004

GREEN BAY, WI (April 29, 2004)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract manufacturing, specialty printing services and business imaging products today announced results for the second quarter and first six months of fiscal 2004. Net sales from continuing operations for the quarter were $20.2 million, up 58% compared to net sales from continuing operations of $12.8 million for the second quarter of fiscal 2003. For the first six months of fiscal 2004, net sales from continuing operations were $33.2 million, up 31% compared to the first six months for fiscal 2003 sales of $25.3 million.

Income from continuing operations for the second quarter 2004 was $322,000, an increase of 136% compared to the $136,000 reported for last year’s second quarter. For the first six months of 2004, income from continuing operations was $574,000, up 80% from last year’s $319,000. During the second quarter of 2003 the Company sold its Paint Sundries segment and results for that segment through the date of sale are reported as discontinued operations.

Net income for 2004 second quarter was $322,000, or $.07 per share compared to a net loss of $255,000 or $.06 per share ($.05 per share fully diluted) for 2003. For the first six months of fiscal 2004, net income was $574,000, or $.13 per share ($.12 per share fully diluted) compared to a net loss of $87,000, or $.02 per share for fiscal 2003 first six months.

In commenting on the results, Louis LeCalsey, III, President and Chief Executive Officer said, “Two factors mainly contributed to the large increase in sales. First, sales from contract manufacturing tolls increased by $1.1 million or 24% over the second quarter of last year as new projects started commercial production during the quarter. This increase is the primary cause for the increase in income compared to both the second quarter for last year and fiscal 2004’s first quarter. Tolls are revenues which do not include a pass through of material costs. The second factor resulted from materials purchased by Tufco for customers which were not in the sales mix of customers’ contracts one year ago and for whom the cost of materials is included in their sales price.”

“We expect to see these two trends continue. We expect the third and fourth quarters to improve resulting from increased production from new projects started in the second quarter and new projects starting in the third quarter. Our capital expansion and new business start-ups remain on track with all remaining projects scheduled to be in production by the end of the third quarter. Thus, we anticipate the fourth quarter, unburdened with start-up costs and inefficiencies and with all projects running in a commercial mode, should be a substantial improvement over both the upcoming third quarter and the fourth quarter of last fiscal year,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2004 results in comparison to fiscal 2003, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, or an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	March 31,	September 30,
	2004	2003
ASSETS
Cash & Cash Equivalents	$249	$2,930
Restricted Cash	750	—
Accounts Receivable — Net	12,012	8,294
Inventories	7,015	3,891
Other Current Assets	1,042	904

Total Current Assets	21,068	16,019
Property, Plant and Equipment — Net	15,489	14,319
Goodwill — Net	7,212	7,212
Other Assets	411	476

Total	$44,180	$38,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$2,077	$250
Accounts Payable	5,843	1,829
Accrued Liabilities	2,145	1,906

Total Current Liabilities	10,065	3,985
Long-Term Debt — Less current portion	—	500
Deferred Income Taxes	53	53
Common Stock and Paid-in Capital	25,136	25,136
Retained Earnings	9,757	9,183
Treasury Stock	(831)	(831)

Total Stockholders’ Equity	34,062	33,488

Total	$44,180	$38,026

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003
Net Sales	$20,199	$12,794	$33,244	$25,324
Cost of Sales	18,333	11,242	29,805	22,284

Gross Profit	1,866	1,552	3,439	3,040
SG&A Expense	1,298	1,249	2,417	2,249
Employee Severance Costs	—	—	—	47
(Gain) Loss on Asset Sales	(2)	—	1	31

Operating Income	570	303	1,021	713
Interest Expense	(14)	(79)	(29)	(177)
Interest Income and Other Income	7	3	7	8

Income Before Income Tax	563	227	999	544
Income Tax Expense	241	91	425	225

Income from Continuing Operations	322	136	574	319
Loss from Operations of Discontinued Segment — Net	—	(147)	—	(162)
Loss from Sale of Discontinued Operations — Net	—	(244)	—	(244)

Net Income (Loss)	$322	$(255)	$574	$(87)

Basic Earnings (Loss) Per Share:
Income from Continuing Operations	$0.07	$0.03	$0.13	$0.07
Loss from Operations of Discontinued Segment	—	(0.04)	—	(0.04)
Loss from Sale of Discontinued Operations	—	(0.05)	—	(0.05)

Net Income (Loss)	$0.07	$(0.06)	$0.13	$(0.02)
Diluted Earnings (Loss) Per Share:
Income from Continuing Operations	$0.07	$0.03	$0.12	$0.07
Loss from Operations of Discontinued Segment	—	(0.03)	—	(0.04)
Loss from Sale of Discontinued Operations	—	(0.05)	—	(0.05)

Net Income (Loss)	$0.07	$(0.05)	$0.12	$(0.02)
Weighted Average Common Shares Outstanding:
Basic	4,582,344	4,627,844	4,582,344	4,627,844
Diluted	4,604,783	4,632,166	4,597,317	4,630,005